Exhibit 10.3

[Cott Corporation Letterhead]

February 18, 2009

Mr. David T. Gibbons

17016 Treviso Way

Naples, FL 34110

Dear David:

Re:	Employment Agreement dated April 23, 2008 between David T. Gibbons and Cott Corporation (the “Agreement”)

As you are aware, Jerry Fowden has been appointed the (permanent) Chief Executive Officer of Cott Corporation (“Cott”) effective today. As you are also aware, Section 8(b) of the Agreement calls for the immediate termination of the Agreement upon the appointment of a permanent Chief Executive Officer.

In consideration of your agreement to, among other things, assist Mr. Fowden in respect of the transition of Mr. Fowden into the CEO position, Cott hereby agrees to extend the term of the Agreement to and including February 27, 2009 (the “Completion Date”), at which time the Agreement shall be terminated. To be clear, the provisions of the Agreement that were intended to survive the termination thereof shall continue to survive in accordance with their terms.

In addition to the continuation of the payment of your base salary (Section 3(a) of the Agreement), use of a vehicle (Section 3(d) of the Agreement) and use of an apartment (Section 3 (e) of the Agreement) to the Completion Date, we wish to confirm that on February 24, 2009, you shall be entitled to a vesting of 60,000 restricted stock units (“RSU’s”) granted to you pursuant to the terms of the Agreement, and that you shall be entitled to a portion of the grant that would have applied for the subsequent thirty (30) days prorated in proportion to the number of days worked.

David, thank you for your continuing support of Cott.

If you are in agreement with the forgoing , please confirm your acceptance below.

Yours very truly,

COTT CORPORATION

By:	/s/ Michael Creamer
Michael Creamer Vice President, People

By:	/s/ Matthew A. Kane, Jr.
Matthew A. Kane, Jr. Vice President, General Counsel and Secretary

Acknowledged, Agreed and Accepted as of this 18th day of February, 2009.

/s/ DAVID T. GIBBONS
DAVID T. GIBBONS